TAUBMAN CENTERS, INC.								MORTGAGE AND OTHER NOTES PAYABLE (a)											Exhibit 99.1
Debt Summary								INCLUDING WEIGHTED AVERAGE INTEREST RATES AT DECEMBER 31, 2015
As of December 31, 2015
(in millions of dollars, amounts may not add due to rounding)

		100%		Beneficial Interest	Effective Rate		LIBOR Rate	Principal Amortization and Debt Maturities
Consolidated Fixed Rate Debt:		12/31/2015		12/31/2015	12/31/2015	(b)	Spread	2016	2017	2018	2019	2020	2021	2022	2023	2024	2026	2027	Total
Cherry Creek Shopping Center	50.00%	280.0		140.0	5.24%			140.0											140.0
City Creek Center		81.8		81.8	4.37%			1.5	1.6	1.6	1.7	1.8	1.9	2.0	69.8				81.8
The Gardens on El Paseo		81.9	(c)	81.9	4.71%	(c)		81.9											81.9	(r)
Great Lakes Crossing Outlets		212.9		212.9	3.60%			4.6	4.8	4.9	5.1	5.3	5.5	5.7	177.0				212.9
The Mall at Short Hills		1,000.0		1,000.0	3.48%													1,000.0	1,000.0
Total Consolidated Fixed		1,656.5		1,516.5				228.0	6.3	6.6	6.8	7.1	7.4	7.7	246.8			1,000.0	1,516.5
Weighted Rate		3.90%		3.77%				5.01%	3.79%	3.79%	3.79%	3.79%	3.80%	3.80%	3.82%			3.48%

Consolidated Floating Rate Debt:
The Mall at Green Hills		150.0		150.0	1.84%		1.60%			150.0	(d)								150.0
International Market Place	93.50%	92.2	(e)	86.2	1.99%		1.75%			86.2	(e)								86.2
The Mall of San Juan	95.00%	258.3	(f)	245.3	2.33%		2.00%		245.3	(f)									245.3
TRG $65M Revolving Credit Facility		0.0		0.0		(g)	1.40%		(g)										0.0
TRG $1.1B Revolving Credit Facility		0.0		0.0		(h)	1.25%					(h)							0.0
Total Consolidated Floating		500.4		481.5					245.3	236.2									481.5
Weighted Rate		2.12%		2.12%					2.33%	1.90%

Consolidated Floating Rate Debt Swapped to Fixed:
TRG Term Loan		475.0		475.0	3.00%	(i)	1.35%				475.0								475.0
U.S. Headquarters		12.0		12.0	3.49%	(j)										12.0			12.0
Total Consolidated Floating Swapped to Fixed		487.0		487.0							475.0					12.0			487.0
Weighted Rate		3.01%		3.01%							3.00%					3.49%

Total Consolidated		2,644.0		2,485.1				228.0	251.7	242.7	481.8	7.1	7.4	7.7	246.8	12.0		1,000.0	2,485.1
Weighted Rate		3.40%		3.30%				5.01%	2.37%	1.95%	3.01%	3.79%	3.8%	3.80%	3.82%	3.49%		3.48%
Joint Ventures Fixed Rate Debt:
Hanam Union Square	34.30%	0.9	(k)	0.3	3.19%	(k)						0.3							0.3
International Plaza	50.10%	320.1		160.4	4.85%			2.6	2.7	2.9	3.0	3.1	146.1						160.4
The Mall at Millenia	50.00%	350.0		175.0	4.00%			0.5	3.1	3.2	3.4	3.5	3.6	3.8	3.9	149.9			175.0	(s)
Sunvalley	50.00%	179.8		89.9	4.44%			1.7	1.8	1.9	2.0	2.1	2.2	78.3					89.9
Taubman Land Associates	50.00%	22.6		11.3	3.84%			0.2	0.2	0.3	0.3	0.3	0.3	9.7					11.3
Waterside Shops	50.00%	165.0		83.3	(l) 4.25%	(l)		83.3	(l)										83.3	(r)
Westfarms	78.94%	301.4		237.9	4.50%			4.8	5.0	5.2	5.4	5.7	5.9	205.9					237.9
Total Joint Venture Fixed		1,339.7		758.1				93.1	12.8	13.4	14.0	14.9	158.1	297.8	3.9	149.9			758.1
Weighted Rate		4.40%		4.41%				4.28%	4.43%	4.43%	4.43%	4.41%	4.81%	4.46%	4.00%	4.00%

Joint Ventures Floating Rate Debt:
CityOn.Zhengzhou	32.00%	44.7	(m)	14.2	6.37%	(m)											14.2		14.2
The Mall at University Town Center	50.00%	220.7	(n)	110.4	1.94%		1.70%	110.4	(n)										110.4
Total Joint Venture Floating		265.4		124.6				110.4									14.2		124.6
Weighted Rate		2.69%		2.45%				1.94%									6.37%

Joint Venture Floating Rate Debt Swapped to Fixed:
Fair Oaks	50.00%	269.4		134.7	4.10%	(o)		2.2	2.3	130.2									134.7
Hanam Union Square	34.30%	52.1		17.9	3.12%	(p)						17.9							17.9
International Plaza	50.10%	172.2		86.3	3.58%	(q)		1.6	1.7	1.7	1.8	1.9	77.6						86.3
Total Joint Venture Floating Swapped to Fixed		493.6		238.8				3.8	4.0	131.9	1.8	19.7	77.6						238.8
Weighted Rate		3.81%		3.84%				3.88%	3.88%	4.09%	3.58%	3.16%	3.58%

Total Joint Venture		2,098.8		1,121.5				207.2	16.8	145.4	15.8	34.7	235.7	297.8	3.9	149.9	14.2		1,121.5
Weighted Rate		4.05%		4.07%				3.03%	4.30%	4.12%	4.34%	3.70%	4.40%	4.46%	4.00%	4.00%	6.37%

TRG Beneficial Interest Totals
Fixed Rate Debt		2,996.3		2,274.6	(c),(l)			321.1	19.2	20.0	20.9	22.0	165.5	305.4	250.7	149.9		1,000.0	2,274.6
		4.12%		3.99%				4.80%	4.22%	4.22%	4.22%	4.21%	4.76%	4.44%	3.82%	4.00%		3.48%
Floating Rate Debt		765.8		606.1				110.4	245.3	236.2							14.2		606.1
		2.32%		2.19%				1.94%	2.33%	1.90%							6.37%
Floating Rate Swapped to Fixed		980.6		725.8				3.8	4.0	131.9	476.8	19.7	77.6			12.0			725.8
		3.41%		3.28%				3.88%	3.88%	4.09%	3.00%	3.16%	3.58%			3.49%
Total		4,742.7		3,606.5	(c),(l)			435.2	268.5	388.1	497.7	41.7	243.0	305.4	250.7	161.9	14.2	1,000.0	3,606.5
		3.69%		3.54%				4.07%	2.49%	2.76%	3.05%	3.72%	4.39%	4.44%	3.82%	3.96%	6.37%	3.48%

				Weighted Average Maturity Fixed Debt				8
				Weighted Average Maturity Total Debt				7

(a)					All debt is secured and non-recourse to TRG unless otherwise indicated.			(l)
Beneficial interest in debt includes $0.8 million of purchase accounting premium from acquisition of an additional 25% investment in Waterside Shops which reduces the stated rate on the debt of 5.54% to an effective rate of 4.25% on total beneficial interest in debt.

(b)
Includes the impact of interest rate swaps that qualify for hedge accounting, if any, but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt or interest rate cap premiums.

								(m)
834.2 million Renminbi (RMB) ($128.5 million USD equivalent at December 31, 2015) non-recourse construction facility which bears interest at 130% of the RMB People's Bank of China base lending rate for a loan tenor over 5 years. May borrow up to full facility amount subject to the satisfaction of the conditions precedent per the loan agreement. Rate resets annually.

(c)					Debt includes $0.4 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 6.10% to an effective rate of 4.71%.
(d)					A one-year extension option is available.
(e)
$330.9 million construction facility which bears interest at LIBOR + 1.75% and decreases to LIBOR + 1.60% upon achieving certain performance measures. Two one-year extension options are available. TRG has provided an unconditional guarantee of 50% of the principal balance and all accrued but unpaid interest during the term of the loan. The principal guarantee may be reduced to 25% of the outstanding principal balance or terminated upon achievement of certain performance measures.
								(n)
$225 million construction facility which bears interest at LIBOR + 1.70% and decreases to LIBOR + 1.60% upon achieving certain performance measures. Four one-year extension options are available. TRG has provided an unconditional guarantee of 25% of the principal balance of the facility and 50% of accrued but unpaid interest during the term of the loan. The principal guarantee may be reduced to 12.5% of the outstanding principal balance upon achievement of certain performance measures. Upon stabilization, the unconditional guarantee may be released.

(f)
$320 million construction facility which bears interest at LIBOR + 2.0% and decreases to LIBOR + 1.75% upon achieving certain performance measures. Two one-year extension options are available. TRG has provided an unconditional guarantee of the principal balance and all accrued but unpaid interest during the term of the loan.

								(o)	Debt is swapped to an effective rate of 4.10% until 2.5 months prior to maturity.
(g)
Rate floats daily at LIBOR plus spread. Letters of credit totaling $6.2 million are also outstanding on facility. The facility is recourse to TRG and secured by an indirect interest in 40% of The Mall at Short Hills. The Company expects to extend the loan for one-year at the April 2016 maturity date.
								(p)
$52.1 million USD construction loan which bears interest at three-month LIBOR + 1.60%. The joint venture has entered into a cross-currency interest rate swap to hedge the foreign exchange and interest rate risk associated with this debt since the entity's functional currency is KRW and the loan is in USD. The LIBOR rate plus spread have been swapped until two months prior to maturity to a fixed rate of 3.12%. The foreign exchange rate for the initial exchange, periodic interest payments and final exchange of proceeds has been fixed at 1162 USD-KRW. The loan is secured by a $53.2 million standby letter of credit drawn off the Hanam Union Square KRW construction facility (see footnote (k) above).

(h)
The unsecured facility bears interest at a range of LIBOR + 1.15% to 1.70% with a facility fee ranging from 0.20% to 0.30% based on the Company's total leverage ratio. A one-year extension option is available. The facility matures in 2019.

(i)
The unsecured loan bears interest at a range of LIBOR + 1.35% to 1.90% based on the Company's leverage ratio. The LIBOR rate is swapped until maturity to a fixed rate of 1.65%, which results in an effective interest rate in the range of 3.0% to 3.55%.

								(q)	Debt is swapped to an effective rate of 3.58% until maturity. TRG has provided a several guarantee of 50.1% of the swap obligations.
(j)					Debt is swapped to an effective rate of 3.49% until maturity.			(r)	Principal amortization includes amortization of purchase accounting adjustments.
(k)
520 billion Korean Won (KRW) ($442.0 million USD equivalent at December 31, 2015) non-recourse construction facility which bears interest at the Korea Development Bank Five-Year Bond Yield plus 1.06% and is fixed upon each draw. A letter of credit totaling $53.2 million USD is outstanding on this facility as security for the Hanam Union Square USD loan, thereby reducing the availability under this facility to $388.0 million USD after considering the $0.9 million outstanding.
								(s)
The loan on The Mall at Millenia is interest-only until November 2016 and then amortizes principal based on 30 years. The interest-only period may be extended until the maturity date provided that the net income available for debt service equals or exceeds a certain amount for the calendar year 2015.